ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.

 Form of Amended and Restated Plan pursuant to Rule 18f-3 under the
                  Investment Company Act of 1940

       Effective as amended and restated September 13, 2003

          The Plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act") of AllianceBernstein Variable Products Series Fund, Inc. (the "Fund"), which sets forth the general characteristics of, and the general conditions under which the Fund may offer, multiple classes of shares of its now existing and hereafter created portfolios is hereby amended and restated in its entirety.(1) This Plan may be revised or amended from time to time as provided below.

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(1)  This Plan is intended to allow the Fund to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the Act (the "Rule"), subject to the requirements and conditions imposed by the Rule.


CLASS DESIGNATIONS

          Each of the Fund's constituent portfolios (each, a "Portfolio") may from time to time issue one or more of the following classes of shares: Class A shares and Class B shares. Each of the two classes of shares will represent interests in the same portfolio of investments of the Portfolio and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Fund's prospectus or statement of additional information as from time to time in effect (the "Prospectus").

CLASS CHARACTERISTICS

          Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") without an initial sales charge or a contingent deferred sales charge ("CDSC") and without being subject to a Rule 12b-1 fee.

          Class B shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to a Rule
12b-1 fee, which may include a service fee, as described in the Prospectus.

          The Class A shares and Class B shares may subsequently be offered pursuant to an initial sales charge and/or CDSC (each of which may be subject to reduction or waiver) as permitted by the Act, and as described in the Prospectus.

ALLOCATIONS TO EACH CLASS

     EXPENSE ALLOCATIONS

          The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: (i) Rule 12b-1 fees payable by the Fund to the distributor or principal underwriter of the Fund's Class B shares (the "Class B Distributor")(2) and (ii) transfer agency costs attributable to Class A shares and Class B shares. Subject to the approval of the Fund's Board of Directors, including a majority of the disinterested Directors, the following "Class Expenses" may, to the extent not required to be borne by the Fund's investment adviser (the "Adviser") pursuant to the Fund's Investment Advisory Agreement, be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class,
(b) SEC registration fees incurred with respect to a specific class, (c) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (d) the expenses of administrative personnel and services required to support shareholders of a specific class, (e) litigation and other legal expenses relating to a specific class of shares, (f) Directors' fees or expenses incurred as a result of issues relating to a specific class of shares, (g) accounting and consulting expenses relating to a specific class of shares, (h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class of shares, and (i) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount with respect to a class or if these expenses relate to services provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

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(2)  As of the date of this Plan, only Class B shareholders have a Rule 12b-1 plan.


          All expenses, other than Rule 12b-1 fees and transfer agency costs, not now or hereafter designated as Class Expenses ("Portfolio Expenses") will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Portfolio.

          However, notwithstanding the above, the Fund may allocate all expenses other than Rule 12b-1 fees, transfer agency costs and Class Expenses based on the settled shares method, as permitted by the Rule.

     WAIVERS AND REIMBURSEMENTS

          The Adviser or Class B Distributor may choose to waive or reimburse Rule 12b-1 fees, transfer agency fees or any Class
Expenses on a voluntary, temporary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

     INCOME, GAINS AND LOSSES

          Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Portfolio.

          The Fund may allocate income and realized and unrealized capital gains and losses to each share based on the settled shares method, as permitted by the Rule.

CONVERSION AND EXCHANGE

     CONVERSION FEATURES

          Neither Class A shares nor Class B shares shall convert into the other. Subsequent classes of shares (each a "Converting
Class") may automatically convert into another class of shares
(the "Conversion Class"), subject to such terms as may be approved by the Directors.

          In the event of any material increase in payments authorized under Rule 12b-1 plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to any Conversion Class, existing Converting Class shares will stop converting into the Conversion Class shares unless the Converting Class shareholders, voting separately as a class, approve the increase in such payments. Pending approval of such increase, or if such increase is not approved, the Directors shall take such action as is necessary to ensure that existing Converting Class shares are exchanged or converted into a new class of shares ("New Conversion Class") identical in all material respects to the Conversion Class shares as existed prior to the implementation of the increase in payments, no later than such shares were previously scheduled to convert to the Conversion Class shares. If deemed advisable by the Directors to implement the foregoing, such action may include the exchange of all existing Converting Class shares for a new class of shares ("New Converting Class"), identical to existing Converting Class shares, except that New Converting Class shares shall convert to New Conversion Class shares. Converting Class shares sold after the implementation of the fee increase may convert into Conversion Class shares subject to the higher maximum payment, provided that the material features of the Conversion Class plan and the relationship of such plan to the Converting Class shares are disclosed in an effective registration statement.

     EXCHANGE FEATURES

          Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another Portfolio; Class A shares may be exchanged for Class A shares of another Portfolio; Class B shares may be exchanged for Class B shares of another Portfolio. All exchange features applicable to each class will be described in the Prospectus.

DIVIDENDS

          Dividends paid by the Fund with respect to its Class A and Class B shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class, shall be borne exclusively by that class.

VOTING RIGHTS

          Each share of each Portfolio entitles the shareholder of record to one vote. Each class of shares of the Portfolio will vote separately as a class with respect to any Rule 12b-1 plan applicable to that class and on other matters for which class voting is required under applicable law. Class B shareholders will vote separately as a class to approve any material increase in payments authorized under the Rule 12b-1 plan applicable to Class B shares.

RESPONSIBILITIES OF THE DIRECTORS

          On an ongoing basis, the Directors will monitor the Fund and each Portfolio for the existence of any material conflicts among the interests of the two classes of shares. The Directors shall further monitor on an ongoing basis the use of waivers or reimbursement by the Adviser or the Class B Distributor of expenses to guard against cross-subsidization between classes. The Directors, including a majority of the disinterested Directors, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Adviser and the Class B Distributor and the distributor of the Class A shares (together with the Class B Distributor, the "Distributors"), at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

REPORTS TO THE DIRECTORS

          The Adviser and the Class B Distributor will be responsible for reporting any potential or existing conflicts among the two classes of shares to the Directors. In addition, the Directors will receive quarterly and annual statements concerning distributions and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution or service fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the disinterested Directors in the exercise of their fiduciary duties. At least annually, the Directors shall receive a report from an expert acceptable to the Directors (the "Expert"), with respect to the methodology and procedures for calculating the net asset value, dividends and distributions for the classes, and the proper allocation of income and expenses among the classes. The report of the Expert shall also address whether the Fund has adequate facilities in place to ensure the implementation of the methodology and procedures for calculating the net asset value, dividends and distributions for the classes, and the proper allocation of income and expenses among the classes. The Fund and the Adviser will take immediate corrective measures in the event of any irregularities reported by the Expert.

AMENDMENTS

          The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

DISINTERESTED DIRECTORS AND THEIR COUNSEL

          While the Plan is in effect, the selection and nomination of the Directors who are not "interested persons" of the Fund (as defined in the Act) will be committed to the discretion of such disinterested Directors and any person who acts as legal counsel for the disinterested Directors shall be "independent legal counsel" as defined in applicable regulations under the Act.

Amended and restated by action of the Board of Directors this 13th day of September, 2003.

By:
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    Mark Manley
    Secretary

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